March 17, 1994
Board of Directors
Transco Energy Company
2800 Post Oak Boulevard
P. O. Box 1396
Houston, Texas  77251

Gentlemen:

       I am Senior Vice President, General Counsel and Secretary of Transco Energy Company (the "Company") and have acted as counsel for the Company in connection with its Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of common stock, $.50 par value (the "Common Stock") of the Company issuable pursuant to the Transco Energy Company 1991 Incentive Stock Plan (the "Plan").

       As the basis for the opinion hereinafter expressed, I have examined such statutes, regulations, records and documents, certificates of corporate and public officials and other instruments as I have deemed necessary or advisable for the purposes of this opinion. In such examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

       Based on the foregoing and on such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan have been authorized, and that the Common Stock, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

       I am licensed to practice law in the State of Texas and the opinions set forth above are based upon and limited to the laws of the State of Texas and the United States and a reading of the General Corporation Law of the State of Delaware.

        I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,


                                               /s/ David E. Varner